Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 20, 2024, relating to the financial statements of JBG SMITH Properties and subsidiaries and the effectiveness of JBG SMITH Properties and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of JBG SMITH Properties and subsidiaries for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

McLean, VA

April 30, 2024